JANUS CAPITAL
Management
Exhibit (g)(11)
FORM OF CUSTODIAN LETTER AMEMDMENT
[          ]
Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC/2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
Please be advised that Janus Aspen Series (the “Trust”) will establish Global Bond Portfolio as a new series of the Trust, effective on or about [     ]. Pursuant to the existing Amended and Restated Custodian Contract between the Trust and State Street Bank and Trust Company (“State Street”), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES

By:
Stephanie Grauerholz,
Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:

Agreed to this       day of            2015
Funds distributed by Janus Distributors LLC.
Janus Capital Management LLC serves as an investment adviser.
151 Detroit Street • Denver, CO 80206